UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 14, 2007

VWR Funding, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-124100 (Commission File Number)	56-2445503 (IRS Employer Identification No.)

1310 Goshen Parkway

P.O. Box 2656

West Chester, PA 19380
(Address of Principal executive offices, including  Zip Code)

(610) 431-1700
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2007, Timothy D. Sheehan resigned from the Board of Directors of VWR Funding, Inc. (the “Company”), and on the same date, the sole stockholder of the Company elected Robert L. Barchi, Edward A. Blechschmidt, Thompson Dean, Robert P. DeCresce, Carlos del Salto and Robert J. Zollars as new members of the Board of Directors.  Dr. Barchi will serve on the Compensation Committee of the Board of Directors; Mr. Blechschmidt will serve on the Audit Committee of the Board of Directors; Mr. Dean will serve on the Compensation Committee of the Board of Directors; Dr. DeCresce will serve on the Compensation Committee of the Board of Directors; Mr. del Salto will serve on the Audit Committee of the Board of Directors; and Mr. Zollars will serve on the Compensation and the Nominating and Governance Committees of the Board of Directors.

Dr. Barchi previously served as a director of the Company from May 2006 until his resignation upon the consummation of the merger pursuant to which the Company was acquired on June 29, 2007 by affiliates of Madison Dearborn Partners, LLC (the “Merger”).  As previously disclosed, Dr. Barchi’s resignation from the Board of Directors was pursuant to the terms of the merger agreement relating to the Merger (the “Merger Agreement”).  Dr. Barchi currently is the President of Thomas Jefferson University.  He also is a director of Covance, Inc. and a trustee of Ursinus College.

Mr. Blechschmidt currently serves as a director of HealthSouth Corporation, Lionbridge Technologies, Inc. and Columbia Laboratories, Inc.  He previously has served as an executive officer of several companies, including most recently as the chief executive officer of Novelis, Inc. from December 2006 until its sale to the Birla Group in May 2007.

Mr. Dean is a Co-Managing Partner and the Chief Executive Officer of Avista Capital Partners, LLC (“Avista”), a private equity firm.  Mr. Dean currently serves on the boards of Nycomed International Management GmbH, NextPharma Technologies, The Star Tribune Company and IWCO Corporation.

Dr. DeCresce is the Harriet B. Borland Professor and Chair of the Department of Pathology at Rush Medical College in Chicago, and also serves as Associate Vice President for Ancillary Services at Rush University Medical Center in Chicago.

Mr. del Salto recently retired as Senior Vice President of Baxter World Trade Corporation, where he was responsible for Baxter’s Intercontinental and Asia Pacific operations.

Mr. Zollars previously served as a director of the Company from August 2004 until his resignation upon the consummation of the Merger.  His resignation was pursuant to the terms of the Merger Agreement.  Mr. Zollars currently serves as the Chairman and Chief Executive Officer of Vocera Communications, Inc.  He also serves as a director of Reliant Technologies, Inc. and Diamond Foods, Inc.

As noted above, Mr. Dean is a Co-Managing Partner and the Chief Executive Officer of Avista.  Madison Dearborn Partners, LLC (“MDP”) and Avista, through certain of their respective investment funds, beneficially own approximately 76% and 7.7% of the voting ownership interests of Varietal Distribution Holdings, LLC (“Holdings”), the indirect parent of the Company.  On the closing date of the Merger, an affiliate of MDP entered into a management services agreement with the Company (the “Management Services Agreement”) , which was amended in August 2007 to add an affiliate of Avista as a party.  Pursuant to the Management Services Agreement, the MDP and Avista affiliates party thereto will provide the Company with management and consulting services and financial and other advisory services and will be paid an aggregate annual management fee of $2.0 million in connection with the provision of such services as well as board level services. The Management Services Agreement shall remain in effect until the date on which none of MDP or its affiliates hold directly or indirectly any equity securities of the ultimate parent of the Company or its successors.

As noted above, Dr. Barchi currently is the President of Thomas Jefferson University.  The Company, through its subsidiaries, sells certain products to Thomas Jefferson University. In 2006, the Company had less than $200,000 of net sales to Thomas Jefferson University.

Mr. del Salto’s sister-in-law joined the Company in August 2007 as the manager of the Company’s operations in Mexico.  Her base salary is within the salary band established by the Company for this position but exceeds the $120,000 amount requiring disclosure of her employment arrangement under Item 404(a) of Regulation S-K.

All directors (“Eligible Directors”) who are not also (i) officers or employees of the Company or (ii) Managing Directors or Managing Partners of MDP or Avista will receive annual cash compensation of $100,000 for their service on the Board of Directors.  No separate compensation will be paid to Eligible Directors for their service on the Board Committees.  In addition, at the discretion of the Board of Managers of Holdings, Eligible Directors may be granted the right to receive or purchase equity interests in Holdings in accordance with the Varietal Distribution Holdings, LLC 2007 Securities Purchase Plan (the “Plan”). Non-Eligible Directors will not be entitled to separate cash compensation or rights under the Plan in connection with their service on the Board or Board Committees.  All directors, other than those affiliated with MDP, will be entitled to be reimbursed for reasonable travel, lodging and other expenses incurred in connection with their service on the Board and Board Committees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Funding, Inc.

Date: September 20, 2007	By:	/s/ Gregory L. Cowan
		Name:	Gregory L. Cowan
		Title:	Vice President and Corporate Controller